UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2015

XOMA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-14710	52-2154066
(Commission File Number)	(IRS Employer Identification No.)

2910 Seventh Street, Berkeley, California	94710
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code(510) 204-7200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On August 19, 2015, XOMA Corporation (the “Company”), in connection with its efforts to lower operating expenses and preserve capital while continuing to focus on its product pipeline, committed to a 30% workforce reduction leading to the termination of 58 positions throughout all areas of the organization, resulting in a workforce of 134 employees. The Company completed this action on August 21, 2015. Affected employees are eligible to receive severance payments and payments of their COBRA premiums for up to 9 months. In addition, the Company is providing outplacement assistance to affected employees. This workforce reduction does not reflect changes that may occur as a result of the Company’s continuing efforts to consider strategic options for XOMA’s manufacturing and biodefense operations.

In connection with the foregoing changes to the Company’s business, the Company anticipates it will incur aggregate restructuring charges of approximately $2.3 million, of which approximately $2.1 million will be paid in cash during 2015. The aggregate projected restructuring charges consist of approximately $2.1 million related to one-time termination benefits, comprised principally of severance, benefit continuation costs and outplacement services associated with the elimination of 58 positions; and approximately $0.2 million in estimated contract termination expense. These charges are expected to be recognized in the third quarter of 2015. The Company may incur other charges and will record these expenses in the appropriate period as they are determined.

This Item 2.05 contains forward-looking statements, including, but not limited to, statements related to the expected costs associated with termination benefits, the financial impact of the reduction in force, the Company’s plans to focus on its pipeline products and its activities relating to manufacturing and biodefense. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. The Company’s actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the development of the Company’s pipeline products, including the risk that clinical trial results may require the Company to discontinue their development; and risks related to the Company’s ability to obtain sufficient additional funding. These and other risk factors are discussed under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, filed by the Company with the Securities and Exchange Commission on August 10, 2015. In addition, the Company’s workforce reduction costs may be greater than anticipated and the workforce reduction and any future workforce and expense reductions may have an adverse impact on the Company’s development activities. The Company undertakes no duty or obligation to update any forward-looking statements contained in this Item 2.05 as a result of new information, future events or changes in its expectations.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 21, 2015, Thomas Klein, Vice President and Chief Commercial Officer of the Company, was separated from the Company in connection with the reduction in force described in Item 2.05 of this Form 8-K, effective immediately. Pursuant to Mr. Klein’s Officer Employment Agreement with the Company, dated March 18, 2013, and previously filed with the Securities and Exchange Commission as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2013, Mr. Klein will be paid (i) a severance payment equal to 0.75 of his current annual base salary, (ii) a severance payment equal to the pro-rated portion of his current annual target bonus, (iii) payment of the full cost of health benefits coverage (i.e., medical, vision and dental) for Mr. Klein, his spouse and his eligible dependents for nine months and (iv) for six months of executive outplacement services, provided by a Company designated outplacement firm, not to exceed $8,000 in value. Pursuant to his agreement, all payments and benefits to Mr. Klein thereunder are subject to his compliance with the confidentiality and non-competition provisions thereof and his execution of a general release of claims against the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 24, 2015	XOMA CORPORATION

	By:	/s/ Tom Burns
Tom Burns Vice President, Finance and Chief Financial Officer